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                       TEXAS LIQUIDS, LLC
                        Income Statement
                  Periods Ended June 30, 1998
  (expressed in millions, rounded to hundred thousands of dollars)
               (Unaudited, subject to adjustment)

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                                                                                           Six
                                                                   Quarter                 Months
                                                                   -------                 ------
 Revenues                                   $ 12.2                                             $ 29.1
                                                                 ------                                  ------
 Operating expenses
  Cost of sales                               11.1                 27.3
  Selling, general and administrative          0.6                  1.2
                                                                 ------                                  ------
                   Total operating expenses              11.7                                              28.5
                                                                 ------                                  ------
 Net income                                 $  0.5               $  0.6
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